WILLSCOT CORPORATION ANNOUNCES FIRST QUARTER 2019 RESULTS AND REAFFIRMS 2019 OUTLOOK

EXECUTION OF INTEGRATION AND GROWTH INITIATIVES DRIVES ACCELERATING EARNINGS

BALTIMORE (May 2, 2019) - WillScot Corporation (“WillScot” or the "Company") (Nasdaq: WSC) today announced its first quarter 2019 financial results.
First Quarter 2019 Financial Highlights1,2
•Revenues of $255.0 million, representing an 89.2% (or $120.2 million) year over year increase, driven by growth in core leasing and services revenues of $104.9 million, or 84.9%.
•Consolidated modular space average monthly rental rate increased to $575 representing a 7.7% increase year over year. Pro forma average monthly rental rates increased 12.1% year over year, driven primarily by a 13.6% year-over-year increase in our core Modular - US segment.
•Consolidated modular space units on rent increased 39,197 or 72.4% year over year, driven by the ModSpace acquisition, and average modular space utilization increased 250 basis points (“bps”) year over year to 72.4%. Pro forma utilization increased 240 bps year over year in the Modular - US segment and 200 bps on a consolidated basis.
•Consolidated net loss of $11.2 million includes $18.4 million of discrete costs expensed in the period related to the ModSpace integration.
•Consolidated Adjusted EBITDA of $84.5 million represents a 138.0% (or $49.0 million) year over year increase.
•Consolidated Adjusted EBITDA margin of 33.1% increased 680 bps year over year.

	Three Months Ended March 31,		2019 vs. 2018
(in thousands)	2019	2018	$ Change	% Change
Revenue	$255,008	$134,751	$120,257	89.2%
Consolidated net loss	$(11,161)	$(6,835)	$(4,326)

	Three Months Ended March 31,		2019 vs. 2018
Adjusted EBITDA[1] by Segment (in thousands)	2019	2018	$ Change	% Change
Modular - US	$76,768	$32,612	$44,156	135.6%
Modular - Other North America	7,740	2,880	4,860	165.5%
Consolidated Adjusted EBITDA	$84,508	$35,492	$49,016	138.0%

Management Commentary1,3
Brad Soultz, President and Chief Executive Officer of WillScot commented, "I am extremely happy with the first quarter results as we continue to focus on growing our core leasing revenue through price optimization and the continued expansion of our "Ready-to-Work" platform. We are also now starting to see the combined earnings potential that exists in our operating platform as a result of our recent acquisitions. Revenue and Adjusted EBITDA for the quarter were up 89.2% and 138.0%, respectively, over the prior year, and our Adjusted EBITDA margin of 33.1% increased 680 bps versus the first quarter of 2018. This extraordinary margin expansion highlights the value of scale and synergy realization in our business, when combined with our commercial strategy to drive lease revenue growth organically through rate optimization and penetration of our "Ready to

1 - Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA, as well as segment-level results to net loss, have been provided in the financial statement tables included in this press release. Adjusted EBITDA Margin is a non-GAAP measure defined as Adjusted EBITDA divided by Revenue. An explanation of these non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” Please see the non-GAAP reconciliation tables included at the end of this press release.
2 - The pro forma financial information and performance metrics contained in this press release include the results of WillScot and ModSpace for all periods presented. The ModSpace acquisition closed August 15, 2018.
3 - Information reconciling forward-looking Adjusted EBITDA to generally accepted accounting principles in the US ("GAAP") financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.

Work" solutions. These growth levers are largely in management's control, and when coupled with these outstanding first quarter results, make us confident in achieving our 2019 outlook, an annualized Adjusted EBITDA run rate of $400.0 million as we exit 2019, and deleveraging below 4x by the second quarter of 2020."
Tim Boswell, Chief Financial Officer commented, "Our first quarter financial results exceeded our high expectations financially. Our core commercial drivers remain strong with pro forma modular space average rental rates in our Modular - US segment up 13.6% year over year, which is now the sixth quarter in a row with growth exceeding 10.0% driven by both continued improvement in base rental rates and expansion of our "Ready to Work" value proposition. Our first quarter results represent the first quarter of significant cost synergy savings in our financial results, which we estimate contributed 290 bps of expansion to our Adjusted EBITDA margin. Approximately 100 bps of margin uplift resulted from the Acton and Tyson synergies which have now been fully realized consistent with our expectations. The remainder resulted from the substantial progress made on the ModSpace integration in the fourth quarter last year and the first quarter this year, which puts us on track to achieve our cost reduction targets for the year, as well as our expected transition to free cash flow and net income generation in the second half of 2019."
First Quarter 2019 Results1,2
Total consolidated revenues increased 89.2% to $255.0 million, as compared to $134.8 million in the prior year quarter. Pro forma revenues increased 4.5% to $255.0 million.
•Modular - US segment revenue increased 89.6% to $231.5 million, as compared to $122.1 million in the prior year quarter with core leasing and services revenues up $97.2 million, or 86.9% year over year.
•Modular space average monthly rental rate of $577, increased 8.3% year over year. Improved pricing was driven by a combination of our price optimization tools and processes, as well as by continued growth in our “Ready to Work” solutions and increased VAPS penetration across our customer base, offset partially by the average modular space monthly rental rates on acquired units. Pro forma monthly rental rates increased 13.6% year over year.
•Average modular space units on rent increased 35,805, or a 73.6% year over year increase, primarily resulting from our acquisitions. Pro forma units on rent decreased 2.0% year over year, and pro forma utilization tightened by 240 bps year over year, as we executed major integration and fleet rebalancing activities across the branch network, and new order activity began ramping later in the season than normal due to weather impacts and project delays in the first quarter.
•Modular - Other North America segment revenue increased 85.0% to $23.5 million, compared to $12.7 million in the prior year quarter, with modular space average units on rent up 62.2% and average monthly rental rate up 2.0% compared to the prior year quarter.
•On a pro forma basis, Modular - Other North America segment modular space units on rent decreased 3.5% to 8,847 and pro forma utilization for our modular space units decreased to 55.1%, down 80 bps from 55.9%. Pro forma modular space rental rate decreased 0.9% compared to the prior year quarter.
Consolidated Adjusted EBITDA of $84.5 million was up 138.0% compared to $35.5 million in the prior year quarter, and Adjusted EBITDA margins improved 680 bps year over year to 33.1%.
•Modular - US segment Adjusted EBITDA increased 135.6% to $76.8 million, and Modular - Other North America segment Adjusted EBITDA increased $4.8 million to $7.7 million from the prior year quarter.
•Increases in Adjusted EBITDA margins were driven primarily by a 300 bps improvement in leasing and services margins year-over-year as a result of continued improvement of modular space average monthly rental rates and by improved delivery and installation rates. Additionally, we estimate that cost synergies of approximately $7.3 million related to the Acton and ModSpace acquisitions were realized in the first quarter, which represents nearly $30.0 million of annualized savings and over 40% of the $70.0 million of annualized cost synergies that we expect from the acquisitions. These cost savings accounted for improvement of approximately 290 bps to Adjusted EBITDA margins in the first quarter.
Consolidated net loss of $11.2 million includes $18.4 million of discrete costs expensed in the period related to the ModSpace integration. The $18.4 million of discrete items include $6.0 million of restructuring costs, $10.1 million of integration costs, and $2.3 million of non-cash impairment losses on property, plant and equipment associated with real estate consolidations. This compares to a consolidated net loss of $6.8 million for same period in 2018, which included $0.6 million of restructuring cost and $2.6 million of integration cost related to the Acton and Tyson acquisitions.
Capitalization and Liquidity Update
Capital expenditures increased $20.4 million, or 61.6%, to $53.5 million for the three months ended March 31, 2019, from$33.1 million for the three months ended March 31, 2018. Net capital expenditures4 also increased $16.9 million, or 67.6%, to

4 - Net capital expenditures is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

$41.9 million for the three months ended March 31, 2019. The increase was driven by increased spend for value-added products to drive revenue growth, as well as increased investments in refurbishments partly offset by a $7.8 million increase in rental unit sales, both resulting from the 59.6% increase in fleet size following our recent acquisitions.
During the three months ended March 31, 2019, our total long-term debt balance increased by $34.7 million to $1,709 million primarily to fund restructuring and integration costs, which we expect to be front-end loaded in the year, as well as our capital investments, which we reassess quarterly based on market conditions. At March 31, 2019, the Company had $468.9 million of available borrowing capacity under the ABL Facility.
Reaffirmation of 2019 Outlook
Management reaffirmed the Company's outlook for the full year 2019, which we previously reaffirmed on March 14, 2019. This guidance is subject to the risks and uncertainties described in the "Forward-Looking Statements" below, and the 2019 guidance includes:
• Total revenue between $1.05 billion and $1.15 billion
• Adjusted EBITDA between $345.0 million and $365.0 million3
• Net capital expenditures (after rental unit sales) between $130.0 million and $160.0 million4
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, pro forma revenue, and net capital expenditures. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Net capital expenditures is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, plus purchases of property, plant and equipment, reduced by proceeds from the sale of rental equipment. Net rental capital expenditures is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Pro forma revenue is defined the same as revenue, but includes pre-acquisition results from ModSpace for all periods presented. WillScot believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. WillScot believes that pro forma revenue and pro forma Adjusted EBITDA are useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis WillScot believes that net capital expenditures and net rental capital expenditures provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of non-GAAP Financial Measures" included in this press release.
Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to WillScot without unreasonable effort. We cannot provide reconciliations of forward looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to WillScot without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. WillScot provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.
Conference Call Information
WillScot will host a conference call and webcast to discuss its first quarter 2019 results at 10 a.m. Eastern Time on Friday, May 3, 2019. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website https://investors.willscot.com. Choose "Events" and select the information pertaining to the first quarter WillScot earnings conference call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.
About WillScot Corporation
Headquartered in Baltimore, Maryland, WillScot is the public holding company for the Williams Scotsman family of companies. WillScot trades on Nasdaq under the ticker symbol "WSC," and is the specialty rental services market leader providing innovative modular space and portable storage solutions across North America. WillScot is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, WillScot serves a broad customer base from over 120 locations throughout the US, Canada and Mexico, with a fleet of approximately 160,000 modular space and portable storage units.
Forward-Looking Statements
This news release contains forward-looking statements (including affirmation of our previously disclosed outlook) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimates,” “expects,” “anticipates,” “believes,” “forecasts,” “plans,” “intends,” “may,” “will,” “should,” “shall” and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability (including cost increases resulting from tariffs); potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2018), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Additional Information and Where to Find It
Additional information can be found on our investor relations website at http://investors.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Mark Barbalato	Scott Junk
investors@willscot.com	scott.junk@willscot.com

WillScot Corporation
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2019	2018
Revenues:
Leasing and services revenue:
Modular leasing	$178,222	$97,262
Modular delivery and installation	50,281	26,250
Sales:
New units	14,904	7,428
Rental units	11,601	3,811
Total revenues	255,008	134,751
Costs:
Costs of leasing and services:
Modular leasing	47,235	27,162
Modular delivery and installation	43,343	25,521
Costs of sales:
New units	10,878	4,987
Rental units	7,795	2,315
Depreciation of rental equipment	41,103	23,845
Gross profit	104,654	50,921
Expenses:
Selling, general and administrative	73,485	45,214
Other depreciation and amortization	3,004	2,436
Impairment losses on property, plant and equipment	2,290	—
Restructuring costs	5,953	628
Currency (gains) losses, net	(316)	1,024
Other income, net	(951)	(2,845)
Operating income	21,189	4,464
Interest expense	31,972	11,719
Loss from operations before income tax	(10,783)	(7,255)
Income tax benefit	378	(420)
Net loss	(11,161)	(6,835)
Net loss attributable to non-controlling interest, net of tax	(860)	(648)
Net loss attributable to WillScot	$(10,301)	$(6,187)

Net loss per share attributable to WillScot – basic and diluted	$(0.09)	$(0.08)
Weighted average shares - basic and diluted	108,523,269	77,189,774

Unaudited Segment Operating Data

	Three Months Ended March 31, 2019
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$231,476	$23,532	$255,008
Gross profit	$95,250	$9,404	$104,654
Adjusted EBITDA	$76,768	$7,740	$84,508
Capital expenditures for rental equipment	$49,921	$1,952	$51,873
Modular space units on rent (average during the period)	84,462	8,847	93,309
Average modular space utilization rate	74.8%	55.1%	72.4%
Average modular space monthly rental rate	$577	$552	$575
Portable storage units on rent (average during the period)	17,010	409	17,419
Average portable storage utilization rate	66.6%	52.0%	66.1%
Average portable storage monthly rental rate	$120	$109	$119

	Three Months Ended March 31, 2018
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$122,087	$12,664	$134,751
Gross profit	$46,808	$4,113	$50,921
Adjusted EBITDA	$32,612	$2,880	$35,492
Capital expenditures for rental equipment	$30,524	$1,560	$32,084
Modular space units on rent (average during the period)	48,657	5,455	54,112
Average modular space utilization rate	71.8%	56.6%	69.9%
Average modular space monthly rental rate	$533	$541	$534
Portable storage units on rent (average during the period)	13,625	362	13,986
Average portable storage utilization rate	70.8%	55.8%	70.3%
Average portable storage monthly rental rate	$118	$116	$118

WillScot Corporation
Condensed Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2019 (unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$12,779	$8,958
Trade receivables, net of allowances for doubtful accounts at March 31, 2019 and December 31, 2018 of $11,889 and $9,340, respectively	229,563	206,502
Inventories	17,412	16,218
Prepaid expenses and other current assets	22,039	21,828
Assets held for sale	20,962	2,841
Total current assets	302,755	256,347
Rental equipment, net	1,940,617	1,929,290
Property, plant and equipment, net	167,464	183,750
Goodwill	242,984	247,017
Intangible assets, net	131,246	131,801
Other non-current assets	5,461	4,280
Total long-term assets	2,487,772	2,496,138
Total assets	$2,790,527	$2,752,485
Liabilities and equity
Accounts payable	$96,184	$90,353
Accrued liabilities	88,680	84,696
Accrued interest	14,669	20,237
Deferred revenue and customer deposits	74,616	71,778
Current portion of long-term debt	1,990	1,959
Total current liabilities	276,139	269,023
Long-term debt	1,709,266	1,674,540
Deferred tax liabilities	68,297	67,384
Deferred revenue and customer deposits	9,007	7,723
Other non-current liabilities	33,887	31,618
Long-term liabilities	1,820,457	1,781,265
Total liabilities	2,096,596	2,050,288
Commitments and contingencies (see Note 14)
Class A common stock: $0.0001 par, 400,000,000 shares authorized at March 31, 2019 and December 31, 2018; 108,693,209 and 108,508,997 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	11	11
Class B common stock: $0.0001 par, 100,000,000 shares authorized at March 31, 2019 and December 31, 2018; 8,024,419 shares issued and outstanding at March 31, 2019 and December 31, 2018	1	1
Additional paid-in-capital	2,390,184	2,389,548
Accumulated other comprehensive loss	(66,278)	(68,026)
Accumulated deficit	(1,693,275)	(1,683,319)
Total shareholders' equity	630,643	638,215
Non-controlling interest	63,288	63,982
Total equity	693,931	702,197
Total liabilities and equity	$2,790,527	$2,752,485

Reconciliation of Non-GAAP Financial Measures
We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net loss to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs and other costs.
•Non-cash charges for stock compensation plans.
•Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense and gains and losses on disposals of property, plant and equipment.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot’s results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following tables provide an unaudited reconciliation of Net loss to Adjusted EBITDA:

	Three Months Ended March 31,
(in thousands)	2019	2018
Net loss	$(11,161)	$(6,835)
Income tax expense (benefit)	378	(420)
Interest expense, net	31,972	11,719
Depreciation and amortization	44,107	26,281
Currency (gains) losses, net	(316)	1,024
Goodwill and other impairments	2,290	—
Restructuring costs	5,953	628
Integration costs	10,138	2,630
Stock compensation expense	1,290	121
Other (income) expense	(143)	344
Adjusted EBITDA	$84,508	$35,492

Loss from Operations to Adjusted EBITDA Non-GAAP Reconciliations
The following tables present an unaudited reconciliation of the Company’s (loss) income from operations before income tax to Adjusted EBITDA by segment for the three months ended March 31, 2019 and 2018, respectively:

	Three Months Ended March 31, 2019
(in thousands)	Modular - US	Modular - Other North America	Total
(Loss) income from operations before income taxes	$(11,122)	$339	$(10,783)
Interest expense	31,236	736	31,972
Depreciation and amortization	39,199	4,908	44,107
Currency gains, net	(130)	(186)	(316)
Goodwill and other impairments	1,801	489	2,290
Restructuring costs	5,274	679	5,953
Integration costs	9,352	786	10,138
Stock compensation expense	1,290	—	1,290
Other income	(132)	(11)	(143)
Adjusted EBITDA	$76,768	$7,740	$84,508

	Three Months Ended March 31, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
Loss from operations before income taxes	$(5,308)	$(1,947)	$(7,255)
Interest expense	11,160	559	11,719
Depreciation and amortization	22,892	3,389	26,281
Currency losses, net	157	867	1,024
Restructuring costs	618	10	628
Integration costs	2,630	—	2,630
Stock compensation expense	121	—	121
Other expense	342	2	344
Adjusted EBITDA	$32,612	$2,880	$35,492

Adjusted EBITDA Margin Non-GAAP Reconciliation
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.
The following unaudited tables detail the calculation of Adjusted EBITDA Margin by segment for the three months ended March 31, 2019 and 2018, respectively:

	Three Months Ended March 31, 2019
(in thousands)	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$76,768	$7,740	$84,508
Revenue (B)	231,476	23,532	255,008
Adjusted EBITDA Margin (A/B)	33.2%	32.9%	33.1%

	Three Months Ended March 31, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$32,612	$2,880	$35,492
Revenue (B)	122,087	12,664	134,751
Adjusted EBITDA Margin (A/B)	26.7%	22.7%	26.3%

Net Capital Expenditures Non-GAAP Reconciliation
We define Net Capital Expenditures ("Net CAPEX") and Net CAPEX for Rental Equipment as capital expenditures for purchases and capitalized refurbishments of rental equipment and purchases of property, plant and equipment (collectively "Total Capital Expenditures"), reduced by proceeds from the sale of rental equipment. Net CAPEX for Rental Equipment is defined as capital expenditures for purchases and capitalized refurbishments of rental equipment, reduced by proceeds from the sale of rental equipment. Our management believes that the presentation of Net CAPEX and Net CAPEX for Rental Equipment provides useful information to investors regarding the net capital invested into our rental fleet each year to assist in analyzing the performance of our business.
The following table provides an unaudited reconciliation of purchase of rental equipment to Net CAPEX and to Net CAPEX for Rental Equipment:

	Three Months Ended March 31,
(in thousands)	2019	2018
Total purchases of rental equipment and refurbishments	$(51,873)	$(32,084)
Total proceeds from sale of rental equipment	11,601	8,128
Net Capital Expenditures for Rental Equipment	$(40,272)	$(23,956)
Purchase of property, plant and equipment	(1,629)	(1,000)
Net Capital Expenditures	$(41,901)	$(24,956)